Exhibit 2.1

WAIVER AND FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This WAIVER AND FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is made and entered into as of August 25, 2016 (this “Waiver and Amendment”) by and among HELIOS AND MATHESON ANALYTICS INC., a Delaware corporation (“Helios”); ZONE ACQUISITION, INC., a Nevada corporation (“Sub”), and ZONE TECHNOLOGIES, INC., a Nevada corporation (the “Company”, together with Helios and Sub, the “Parties” and each, a “Party”). Capitalized terms used herein but not herein defined shall have the respective meanings ascribed thereto in that certain Agreement and Plan of Merger, dated as of July 7, 2016, by and among Helios, Sub and the Company (the “Merger Agreement”). Unless explicitly stated otherwise, references to “Sections” or a “Section” refer to Sections or a Section of the Merger Agreement, and references to any “Schedule” refer to a Schedule to the Merger Agreement.

WHEREAS, the Parties have agreed to waive the condition under Section 5.1(h) for Helios to file the Registration Statement and for the Registration Statement to be declared effective by the SEC under the Securities Act as a condition precedent to their obligations to consummate the Merger.

WHEREAS, in accordance with Section 7.9, the Parties desire to amend the Merger Agreement as set forth in this Waiver and Amendment.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
WAIVER

1.1     Waiver. The Parties hereby agree to waive the following provision as a condition precedent to their obligations to consummate the Merger:

A.     “5.1 Conditions to Obligations of Each Party.

B.     (h) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no Legal Proceedings for that purpose shall have been initiated or threatened by the SEC.”

1.2     No Further Obligations Regarding the Registration Statement. Upon the execution of this Waiver and Amendment, none of the Parties shall have further obligations to take any actions required under the Merger Agreement to prepare or file the Registration Statement or to cause it to become effective.

ARTICLE II
AMENDMENTS

2.1     Amendment to Section 7.1 (Definitions). The definition of “Due Diligence Review Period” under Section 7.1 is hereby amended and restated to read in its entirety as follows:

C.     “‘Due Diligence Review Period’ means the period from the date of this Agreement until 12:00 PM Pacific time on September 16, 2016 during which the Company and Helios shall complete their respective due diligence review of the other.”

2.2     Amendment to Section 5.1 (Conditions to Obligations of Each Party). Subsection (m) (Opinion of Financial Advisor) under Section 5.1 is hereby amended and restated to read in its entirety as follows:

D.     “No later than August 23, 2016, the Helios Board shall have received the opinion of a financial advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Exchange Ratio in the Merger and the Post-Merger Capitalization, and the Reserve Amount Forgiveness were fair, from a financial point of view, to Helios and its stockholders (the “Fairness Opinion”), and such opinion shall have not been modified or withdrawn following the date thereof.”

ARTICLE III
MISCELLANEOUS

3.1     Counterparts; Execution. This Waiver and Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Waiver and Amendment will become effective when duly executed by each Party. Facsimile or other electronically scanned and transmitted signatures (including by email attachment) shall be deemed originals and shall constitute valid execution and acceptance of this Waiver and Amendment by the signing/transmitting Party.

3.2     No Other Amendments. Except as specifically amended hereby, the Merger Agreement is and remains unmodified and in full force and effect and is hereby ratified and confirmed.

3.3     Governing Law; Jurisdiction. This Waiver and Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply or mandatory principles of law require the application of the law of another jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York and any appellate court thereof and the United States District Court, Southern District of New York and any appellate court thereof, in any action or proceeding arising out of or relating to the Merger Agreement, this Waiver and Amendment or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in any such courts, and (d) waives, to the fullest extent permitted by Law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 7.13 of the Merger Agreement; provided, that nothing in this Waiver and Amendment shall affect the right of any Party to the Merger Agreement to serve process in any other manner permitted by Law.

3.4     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS WAIVER AND AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, each of the Parties has caused this Waiver and Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Parthasarathy Krishnan
Name: Parthasarathy Krishnan
Title: Chief Executive Officer

ZONE ACQUISITION, INC.

By:	/s/ Parthasarathy Krishnan
Name: Parthasarathy Krishnan
Title: President

ZONE TECHNOLOGIES, INC.

By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer